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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of SMTC Corporation

We consent to the incorporation by reference in the Post Effective Amendment No. 3 to Form S-1 in the Registration Statement (No. 333-33208) on Form S-3 of SMTC Corporation of our report dated February 12, 2002, except as to note 24 which is as of March 19, 2002, with respect to the consolidated balance sheets of SMTC Corporation (formerly HTM Holdings, Inc.) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the December 31, 2001, annual report on Form 10-K of SMTC Corporation.

/s/ KPMG LLP

Chartered Accountants
Toronto, Canada
April 19, 2002